Exhibit 10.29

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT made this 15th day of September, 2014 at Mumbai, India AMONGST MASTEK LIMITED, a company incorporated under the laws of India, having its Registered Office at 804/805, President House, Opp. C. N. Vidyalaya, Near Ambawadi Circle, Ahmedabad 380 006, India hereinafter referred to as the “Seller” (which expression shall unless it be repugnant to the meaning or context thereof shall be deemed to mean and include its successors-in-title) of the One Part; AND MAJESCOMASTEK, a company incorporated under the laws of California with company number C1523009 and having its Office at 5 Penn Plaza, New York, New York10001, USA hereinafter referred to as the “Purchaser” (which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors-in-title) of the Other Part:

(The Seller and the Purchaser are hereinafter sometimes also referred to individually as a “Party” and collectively as the “Parties”)

W H E R E A S:

1.          MAJESCOMASTEK CANADA LTD., is a company incorporated under the laws of Canada and having its office at 40 Eglinton Avenue east, Suite 203, Toronto, ON, M4P 3A2, Canada (hereinafter referred to as “the Company”) and is the wholly owned subsidiary of the Seller;

2.          The present issued subscribed and paid up share capital of the Company is CAD 3,500,000 (Canadian Dollars Three million five hundred thousand only) consisting of 3,500,000 (Three million five hundred thousand only) fully paid-up no par value common equity shares originally issued for CAD 1 (One Canadian Dollar) each;

3.          The Purchaser is desirous of acquiring 3,500,000 (Three million five hundred thousand only) fully paid-up no par value common equity shares of the Company which were originally issued for CAD 1 (One Canadian Dollar) each and which represent 100% (one hundred percent) of the issued, subscribed and paid-up equity share capital of the Company (hereinafter referred to as the “Shares”) from the Seller and the Seller has agreed to sell the Shares to the Purchaser for the

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consideration and in the manner provided hereinafter; and

4.             The Parties hereto are desirous of recording the understanding arrived at by and between them in the manner hereinafter appearing.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1           Definitions

Unless the context otherwise requires or unless otherwise defined in this Agreement, as used in this Agreement the following capitalized terms shall have their respective meanings assigned to them:

“Agreement” shall mean this Agreement, including the Schedule hereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof;

“Company” shall mean MajescoMastek Canada Ltd, a company incorporated under the laws of Canada and having its office at 40 Eglinton Avenue East, Suite 203, Toronto, ON, M4P 3A2, Canada;

“Conditions Precedent to Closing” shall mean the conditions precedent specified in Clauses 3 of this Agreement, which are required to be satisfied prior to the Closing Date;

“Closing Date” shall mean 30th September 2014 or whatever other date the Parties may specify;

“Consideration” shall have the meaning assigned to it in Clause 2 of this Agreement;

“Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, for the time being in force; (ii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, refusal or transfer restriction in favour of any

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person; and (iii) any adverse claim as to title, possession or use made by any tax authority or any other Person whatsoever;

“Group” means Mastek Limited and each of its Subsidiaries;

“Law” shall mean and include all applicable statutes, enactments, acts of legislature, parliament or similar body, laws, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any Governmental Authority;

“Person” shall include any person (including a natural person), firm, company, corporation, unincorporated organisation or association, trust, Government, state or agency of a state, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing:

“Representations and Warranties” shall mean the representations and warranties of the parties set forth in this Agreement, including without limitation, the Seller’s representations and warranties set out in the Schedule hereunder written;

“$” or “Canadian Dollar” shall mean the lawful currency of Canada;

“Shares” shall mean the 3,500,000 (Three million five hundred thousand only fully paid-up no par value common equity shares of the Company which were originally issued for CAD 1 (One Canadian Dollar) each and which represent 100% (one hundred percent) of the issued, subscribed and paid-up equity share capital of the Company; and

“Subsidiary” means in respect of any company, person or entity, any company, person or entity directly or indirectly controlled by such company, person or entity (including any Subsidiary acquired after the date of this Agreement) and “Subsidiaries” shall mean all or any of them, as appropriate.

1.2 Interpretatio

(i)	The terms referred to in this Agreement shall, unless defined otherwise or inconsistent with the context or meaning thereof, bear the meaning ascribed to them under the relevant statute/legislation.

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(ii)	In this Agreement, references to the Parties include their successors in title to substantially the whole of their respective undertakings and, in the case of individuals, to their respective estates and personal representatives;

(iii)	All references in this Agreement to statutory provisions shall be construed as meaning and including references to:

a.	any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

b.	all statutory instruments or orders made pursuant to a statutory provision; and

c.	any statutory provisions of which these statutory provisions are a consolidation, re-enactment or modification.

(iv)	Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

(v)	Headings to clauses, sub-clauses and paragraphs are for information only and shall not form part of the operative provisions of this Agreement or the annexures hereto and shall be ignored in construing the same.

(vi)	References to recitals, clauses or annexures are, unless the context otherwise requires, to recitals, to clauses of, or annexures to this Agreement.

(vii)	Any reference to “writing” shall include printing, typing, lithography and other means of reproducing words in visible form.

(viii)	The words “include” and “including” are to be construed without limitation.

(ix)	Unless otherwise specified, time periods within or following which any payment is made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the periods to the following business day if the last day of such period is not a business day.

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(x)	The terms “herein”, “hereof”, “hereto”, “hereunder” and words of similar purpose refer to this Agreement as a whole.

2.	THE TRANSACTION

The Seller hereby agrees to sell and transfer to the Purchaser and the Purchaser, relying upon the Representations and Warranties made by the Seller, agrees to purchase the Shares free from all Encumbrances from the Seller on or before 30th September 2014 which date may be extended by mutual consent of the Parties (hereinafter referred to as the “Closing Date”) at or for an aggregate consideration of C$ 800,000 (Canadian Dollars Eight hundred thousand only) (hereinafter referred to as the “Consideration”);

3.	CLOSING

3.1        The Closing shall take place upon fulfillment by the Seller of the conditions precedent specified hereinafter and which Closing shall take place in any event on or before 30th September 2014 or on such date as the parties may otherwise agree:

(i)          the title of the Seller to the portion of the Shares being transferred to the Purchaser on the Closing Date being clear and marketable and free from all Encumbrances;

(ii)         the representations and warranties of the Parties herein contained shall be true and correct and shall be valid and subsisting on the Closing Date;

3.2         The following activities shall take place on the Closing Date:

(i)          The Seller shall deliver to the Purchaser all original share certificates representing the Shares together with an executed Assignment of Shares which shall be in form satisfactory to the Purchaser and cover all of such share certificates;

(ii)         Simultaneously with the delivery to the Purchaser of the original share certificates and executed Assignment of Shares and other Closing items described in this Clause 3.2, the Purchaser shall pay to the Seller the Consideration by way of Wire Transfer to a bank account to be designated by the Seller;

(iii)        The Seller shall cause the Company to hold a meeting of its Board of Directors to approve the transfer of the Shares to the Purchaser on the terms set forth in this Agreement and deliver to the Purchaser a copy of the resolutions adopted at such meeting which shall

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be certified by an officer of the Company;

(iv)        The Seller shall further cause the Company to enter the Purchaser as the owner of the Shares in its Securities Register, and thereafter deliver a certified copy of the updated Securities Register to the Purchaser;

(v)         Each Party shall deliver to the other Party a copy of the resolutions of the Board of Directors of such Party which authorize and approve such Party’s execution, delivery and performance of this Agreement, which shall be certified by an officer of the Party.

3.3           By closing the purchase and sale of the Shares described herein, each Party will be deemed to have confirmed that all of its Representations and Warranties made herein, including those in the Schedule hereunder written, remain true and accurate as of the Closing Date.

4.            REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE PURCHASER

4.1           The Seller hereby represents and warrants to the Purchaser that all the representations and warranties stated in the Schedule hereunder written are true, correct, complete and accurate in all respects or (as the case may be) have been wholly performed in every manner as of the date of this Agreement and that the Seller is not aware of any circumstances which would make the representations incorrect or false. The Seller agrees and acknowledges that the Purchaser is entering into this Agreement strictly in reliance upon the Seller’s representations and warranties set forth herein.

4.2           The Seller agrees to discharge any Encumbrances, taxes notices or demands of any nature whatsoever affecting the Shares at its own cost and expense.

4.3           The Purchaser hereby represents and warrants to the Seller that the following statements are true and correct as of the date of this Agreement.

(i)          The Purchaser is duly organized and validly existing under the laws of California;

(ii)         The Purchaser has the power and authority to execute and deliver this Agreement and the transactions contemplated herein; and

(iii)        The execution, delivery and performance by the Purchaser of this Agreement been duly authorized and approved by its Board of Directors.

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5.            INDEMNITY

5.1           Without prejudice to any other rights, each Party (hereinafter referred to as the (“Indemnifying Party”) shall indemnify and agrees to defend and to keep the other Party (“Indemnified Party”) indemnified and saved harmless from and against any and all costs, expenses (including attorneys’ fees), charges, losses, damages, claims, demands, litigation, legal proceedings or actions of whatsoever nature suffered or sustained by the Indemnified Party by reason of any representation and warranty by the Indemnifying Party found to be misleading or untrue or by any failure of the Indemnifying Party to fulfill any of its obligations under this Agreement or any applicable law(s).

5.2           The Seller undertakes to indemnify, and to keep indemnified, the Purchaser, against all direct losses or liabilities (including penalties, legal and other professional fees and costs) which may be suffered or incurred by the Purchaser and which arise directly in connection with any tax liability incurred by the Company prior to the date of the Closing.

5.3           Without prejudice to any other rights, the Seller shall indemnify and agrees to defend and to keep the Purchaser indemnified and saved harmless from and against any and all costs, expenses (including attorneys’ fees), charges, losses, damages, claims, demands, litigation, legal proceedings or actions of whatsoever nature suffered or sustained by the Purchaser or the Company as a result of any action, incident or occurrence by or involving the Company prior to the Closing Date.

6.            CONFIDENTIALITY

Each Party shall keep all information and other materials passing between it and any other Party in relation to this Agreement (the “Information”) confidential and shall not, without the prior written consent of such other Party, divulge the Information to any other Person or use the Information other than for carrying out the purposes of this Agreement except to the extent that:

6.1           such Information is in the public domain other than by breach of this Agreement; or

6.2           such Information is required to be disclosed by any Law or any applicable regulatory requirements; or

6.3           such Information is required to be disclosed by either party to another member of the Group in the ordinary course of business; or

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6.4           such Information is required to be disclosed to professional advisers for the purposes of this Agreement; or

6.5           such Information is required to be used or disclosed by the Purchaser after the Closing in connection with the operation of the Company or any legal proceedings involving the Company.

7.	MISCELLANEOUS

7.1	Notices

Notices or other communication required or permitted to be given or made hereunder shall be in writing and delivered personally or by registered post or by courier service or by fax addressed to the intended recipient at its address set forth below or to such other address or fax number as any Party may from time to time notify to the others:

To: Purchaser

Attn: Mr. Ketan Mehta

5 Penn Plaza

New York, New York, 10001

Phone:  +1 646 731 1000

Fax:      +1 646 672 1392

To: Seller

Attn: Mr. Bhagwant Bhargawe

Unit 106, SDF-4

Seepz, Andheri (East)

Mumbai, 400096. India

Phone:  +91 22 6695 2222

Fax:      +91 22 6695 1331

Any such notice, demand or communication shall, be deemed to have been served only upon actual receipt by the intended recipient. Any Party may, from time to time, change its address for the purpose of notices to it by giving a notice to the other Party specifying a new address, but no such notice will be deemed to have been given until it is actually received by the other Party.

7.2           Use of the English Language

All documents, notices, information and materials to be furnished under this Agreement shall be in the English language.

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7.3           Severance

The validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired if any provision of this Agreement is rendered void, illegal or unenforceable in any respect under any Law. Should any provision of this Agreement be or become ineffective for reasons beyond the control of the Parties, the Parties shall use reasonable endeavors to agree upon a new provision which shall as nearly as possible have the same commercial effect as the ineffective provision.

7.4           No Waiver

No waiver of any provision of this Agreement or consent to any departure from it by any Party shall be effective unless it is in writing. No default or delay on the part of any Party in exercising any rights, powers or privileges operates as a waiver of any right, nor does a single or partial exercise of a right preclude any exercise of other rights, powers or privileges or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct.

7.5           Entire Agreement

This Agreement and other agreements and instruments delivered in connection herewith constitute the entire agreement between the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof except as otherwise expressly provided herein.

7.6           Amendments

No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by each of the Parties.

7.7           No Partnership

Nothing in this Agreement shall be deemed to constitute a partnership between the Parties or constitute either Party the agent of the other for any purpose.

7.8           Assignment

This Agreement shall be binding on the Parties and their respective successors-in-title. Either party may assign its rights or obligations under this Agreement to another member of the Group. Neither

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Party may assign its rights or obligations under this Agreement to any other Person without the written consent of the other Party which consent shall not be unreasonably withheld.

7.9           Further Assurance

Each of the Parties hereto shall cooperate with the others and execute and deliver to the others such instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, give effect to and confirm their rights and intended purpose of this Agreement and to cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

7.10         Governing Law

This Agreement shall be governed by and construed in accordance with the laws of India.

7.11         Counterparts

This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

7.12         Non-solicitation

The Seller shall not solicit offers from third parties in relation to the Shares proposed to be sold to the Purchaser during the term of this Agreement.

7.13         Approvals

Both Parties shall seek necessary approvals of their respective shareholders and their respective Board of Directors in relation to the transactions herein contemplated.

7.14         Co-operation

Both Parties shall co-operate with each other to the completion of the transactions governed by this Agreement.

7.15         Taxes

Each Party shall bear its own taxes in relation to the matters governed by this Agreement.

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7.16         Legal Representation

Each Party has had the opportunity to consult with lawyers and accountants of its choice regarding the impact of the transactions contemplated herein, tax and otherwise, and neither Party is relying on the advice of the other Party or its professional advisors regarding such matters. The Seller has neither received nor relied upon any advice of Payne & Fears LLP, attorneys for the Purchaser.

8.            ARBITRATION

8.1           The Parties shall try to resolve all disputes, differences, controversies and questions directly or indirectly arising at any time under, out of, in connection with or in relation to this Agreement (or the subject matter of this Agreement) including, without limitation, all disputes, differences, controversies and questions relating to the validity, interpretation, construction, performance and enforcement of any provision of this Agreement amicably by submitting the same to the one senior member of the management representing each Party. If such disputes, differences, controversies and questions cannot be amicably resolved, the same shall be finally, exclusively and conclusively resolved by reference to binding arbitration in accordance with the provisions of The Indian Arbitration Act, 1996. The Parties shall appoint a sole arbitrator to decide upon the matters in dispute. The prevailing Party in any such arbitration shall be entitled to recover all costs and attorney’s fees incurred by it in connection with such arbitration. The Language of the Arbitration shall be English. The arbitration shall be held in Mumbai, India.

8.2           The Parties agree that (i) they will be bound by any arbitral award or order resulting from any arbitration conducted hereunder; and (ii) any judgment on any arbitral award or order in an arbitration held pursuant to this Clause may be entered in any court having jurisdiction in relation thereto or having jurisdiction over any of the Parties or any of their assets.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

THE SCHEDULE HEREINABOVE REFERRED TO
(Representations and Warranties of the Seller)

The Seller represents and warrants to the Purchaser that the following statements are true, correct, complete and accurate in material respects or (as the case may be) have been performed in material manner as of the date of this Agreement and as of such date the Seller is not aware of any circumstances which would make the representations incorrect or false.

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1.	Ownership of Shares.

(a)          The Seller has good and marketable title to the Shares free and clear of any and all Encumbrances, equities, and claims whatsoever, with full right and authority to sell and deliver the same to the Purchaser under this Agreement without obtaining the approval or consent of any other Person and upon delivery of the Shares and payment of the Purchase Price as contemplated in this Agreement, will convey to the Purchaser good and marketable title to such Shares free and clear of all Encumbrances, equities and any other claim of it or any third party. The Purchaser shall upon delivery of the Shares to it be entitled to all the rights, privileges and benefits in respect of the Shares and every part thereof without any interference, disturbance, interruption, claim or demand whatsoever by any of the Seller and/or any person or persons lawfully and equitably claiming by, from, through, under or in trust for any of the Seller.

(b)          The Seller is and will on the Closing Date be in peaceful possession and enjoyment of the original share certificates representing the Shares;

(c)          There are no arrears in respect of the Shares and there will not be any arrears of any income tax or any other dues of any kind whatsoever;

(d)          The Shares are not attached either before or after Judgement and are not subject to and will not be subject to any litigation, threatened litigation attachments, court or acquisition proceedings of any kind, nor has the Seller given the Shares, or part thereof, as security for any purpose either directly or indirectly or made part of any surety in any case or court proceedings and no notice of attachment or otherwise has been received in respect of the Shares or any of them;

(e)          The Seller has fully paid up the amounts due under the Shares;

(f)          The Shares are not subject to any notice, decree, judgment or order of injunction, attachment or receiver from any court, collector, tax or revenue or other statutory or administrative authorities or body restraining or disentitling the Seller from entering into this Agreement;

(g)          The Purchaser shall not be required to pledge or create any Encumbrance on the Shares, nor will the Purchaser be required to provide any other support, financial or otherwise, to any third party or a negative lien including but not limited to lenders to the Company;

(h)          The Seller has not repaid or redeemed or agreed to repay or redeem any of its share capital or otherwise reduced or agreed to reduce its issued share capital or carried out any transaction having the effect of a reduction of capital.

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(i)           The Shares are free from any encumbrances of any nature whatsoever and the Sellers have the right to exercise all voting and other rights over the said shares;

(j)           The existing share capital of the Company consists of 3,500,000 (Three million five hundred thousand only) fully paid-up no par value common equity shares issued for CAD 1 (One Canadian Dollar) each and the Company has not agreed to issue any additional shares to any other Person, pursuant to the terms of an option or subscription agreement or otherwise;

(k)          No permission of any Person is required for the sale and transfer of the Shares by the Seller to the Purchaser and there are no further consents that the Seller requires to enter into this Agreement and sell the Shares;

(1)          The Seller is not aware of any facts or circumstance that may alter or cause a reduction in the value of the Shares;

(m)         The Seller shall indemnify and keep the Purchaser duly indemnified against any loss or damage that may be suffered by the Purchaser as a result of any Person making any adverse claim against the Shares or any part thereof; and

(n)          The following share certificates, each of which is held by the Seller, are the only outstanding share certificates of the Company:

Certificate No.	Number of Shares

C-4	500,000
C-5R	500,000
C-6	500,000
C-7	500,000
C-8	500,000
C-9	500,000
C-10	500,000

2.            Customers and Suppliers

2.1           In the 12 months ending with the date of this Agreement, neither the business of the Company, nor that of its Subsidiaries, if any, has been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company:

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(a)          the loss of any of its customers or suppliers;

(b)          a reduction in trade with its customers or in the extent to which it is supplies, any of its suppliers; or

(c)          a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

2.2           No one or more things mentioned in paragraph 2.1 of the Schedule is likely to happen to the extent that the business of the Company will be materially affected in an adverse manner.

2.3           The Company has sufficient working capital to operate for the next 12 months.

3.            Insolvency

Neither the Company nor any of its Subsidiaries if any:

(a)          is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 (or Indian equivalent) or any other insolvency legislation applicable to the Company concerned; and

(b)          has stopped paying its debts as they fall due.

4.            Liabilities

4.1           Neither the Company nor its Subsidiaries, if any, nor any Person for whom the Company is vicariously liable:

(a)          is engaged in any material litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business);

(b)          has received any threats of any litigation or other legal proceedings of the type described in the preceding paragraph 4.1(a);

(c)          is the subject of any investigation, enquiry, or enforcement proceedings by any governmental, administrative or regulatory body; or

(d)          is involved in any material dispute with any other Person.

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5.            Contracts

Except as otherwise disclosed to the Purchaser in writing, the Company is not in default under any material contracts, agreements or loans with any other Persons.

6.            Assets

Except as otherwise disclosed to the Purchaser in writing, the Company has good, clear and marketable title to its assets.

7.            Financial Documents

All financial statements and reports of the Company which have been delivered to the Purchaser are true and accurate in all material respects as of their effective dates.

8.            Good Standing and Compliance with Law

The Company is in good standing, has power and authority to conduct its business operations and is in compliance with all relevant Laws.

9.            Licenses and Permits

The Company possesses all governmental licenses and permits necessary for the operation of its business.

10.          Power and Authority

This Agreement has been duly and validly executed by the Seller and constitutes a legal, valid and binding obligations of the Seller, enforceable against it in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIGNED SEALED AND DELIVERED	)
By MASTEK LIMITED	)
being the Seller within named by the hand of	)
its authorized signatory Mr. Sundar Radhakrishnan	) /s/ Sundar Radhakrishnan
in pursuance of the Resolution passed by its Board of	)
Directors at their meeting held on 15th day of	)
September, 2014 in the presence of Mr. Bhagwant Bhargawe	) /s/ Bhagwant Bhargawe

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Director of the Company in the presence of	)

SIGNED SEALED AND DELIVERED	)
By MAJESCOMASTEK	)
being the Purchaser within named by the hand	)
of its authorized signatory Mr. Ketan Mehta	) /s/ Ketan Mehta
in pursuance of the Resolution passed by its Board of	)
Directors at their meeting held on 12th day of	)
September, 2014 in the presence of _________,	) /s/ J. B. Jussawalla
Director of the Company in the presence of	)
J. B. Jussawalla

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